FORM 8-A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NextEra Energy, Inc.

(Exact name of registrant as specified in its charter)

Florida (State of incorporation)	700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000 (Address of principal executive offices, including zip code, and phone number)	59-2449419 (I.R.S. Employer Identification No.)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
5.279% Corporate Units	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file numbers to which this form relates: 333-226056, 333-226056-01 and 333-226056-02.

Securities to be registered pursuant to Section 12(g) of the Act: None

The Commission is respectfully requested to send copies of all notices, orders and communications to:

Charles E. Sieving, Esq. Executive Vice President and General Counsel NextEra Energy, Inc. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	James E. Morgan, III, Esq. Squire Patton Boggs (US) LLP 200 South Biscayne, Suite 4700 Miami, Florida 33131 (305) 577-7000	Thomas P. Giblin, Jr., Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby is Corporate Units (“Corporate Units”) of NextEra Energy, Inc., a Florida corporation (the “Company”), each consisting of (i) a purchase contract to be issued by the Company that will obligate holders of such Corporate Units to purchase the Company’s common stock, $.01 par value, by no later than March 1, 2023, and (ii) initially a 5% undivided beneficial ownership interest in a Series K Debenture due March 1, 2025 (the “Debentures”) to be issued in the principal amount of $1,000 by NextEra Energy Capital Holdings, Inc., a Florida corporation and a wholly-owned subsidiary of the Company (“NEE Capital”), which Debentures are absolutely, irrevocably and unconditionally guaranteed by the Company.

For a description of the Corporate Units, reference is made to (i) the Company’s Prospectus Supplement dated February 19, 2020 and accompanying Prospectus dated July 2, 2018, and (ii) Registration Statement Nos. 333-226056, 333-226056-01 and 333-226056-02 (“File No. 333-226056”) on Form S-3 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on July 2, 2018, by the Company, NEE Capital and Florida Power & Light Company, which description is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit	Description

1.	Form of Purchase Contract Agreement (incorporated herein by reference to Exhibit 4(bl) to Form S-3, File No. 333-226056).

2.	Form of Pledge Agreement (incorporated herein by reference to Exhibit 4(bm) to Form S-3, File No. 333-226056).

3.	Form of Remarketing Agreement (incorporated herein by reference to Exhibit 1(h) to Form S-3, File No. 333-226056).

4.	Form of Certificate of Corporate Units (incorporated herein by reference to Exhibit A to Exhibit 4(bl) to Form S-3, File No. 333-226056).

5.	Indenture (For Unsecured Debt Securities), dated as of June 1, 1999, between NextEra Energy Capital Holdings, Inc. and The Bank of New York Mellon, as Trustee, relating to NextEra Energy Capital Holdings, Inc.’s Unsecured Debt Securities (incorporated herein by reference to Exhibit 4(a) to Form 8-K dated July 16, 1999, File No. 1-8841).

6.	First Supplemental Indenture to Indenture (For Unsecured Debt Securities) dated as of June 1, 1999, dated as of September 21, 2012, between NextEra Energy Capital Holdings, Inc. and The Bank of New York Mellon, as Trustee (incorporated herein by reference to Exhibit 4(e) to Form 10-Q for the quarter ended September 30, 2012, File No. 1-8841).

7.	Form of Officer’s Certificate relating to NextEra Energy Capital Holdings, Inc.’s Senior Debt Securities, including form of Senior Debt Securities, issued as a component of Corporate Units (incorporated herein by reference to Exhibit 4(ag) to Form S-3, File No. 333-226056).

8.	Guarantee Agreement, dated as of June 1, 1999, between NextEra Energy, Inc. (as Guarantor) and The Bank of New York Mellon (as Guarantee Trustee) (filed as Exhibit 4(b) to Form 8-K dated July 16, 1999, File No. 1-8841).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: February 19, 2020	NextEra Energy, Inc.

	By:	/s/ W. Scott Seeley
	Name:	W. Scott Seeley
	Title:	Vice President, Compliance & Corporate Secretary